Exhibit (a)(1)(I)

FORM OF CONFIRMATION LETTER TO ELIGIBLE EMPLOYEES

PARTICIPATING IN THE EXCHANGE OFFER

Date:

To:

From:	U.S. Auto Parts Network, Inc.

Re:	Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form and Eligible Option Information Sheet. We confirm with this letter that we have accepted your Election Form and have cancelled your Eligible Option grants that you tendered for exchange. Subject to the other terms and conditions of the Offer, you have been granted the New Option entitling you to purchase the number of shares of our common stock listed below:

Grant Date	Exercise Price per Share		Number of Shares Underlying New Option
[September 10,] 2013	$	per share

Shortly, we will be sending you stock option agreements for your New Options. The stock option agreements for your New Options will be delivered electronically and you will be notified via e-mail when they are ready for acceptance.

In the meanwhile, if you have any questions, please call Bryan P.Stevenson at (310) 735-0092 or send an email to optionexchange@usautoparts.com.